EXHIBIT 99.1

SOVEREIGN SPECIALTY CHEMICALS, INC. ANNOUNCES $150 MILLION PRIVATE DEBT
OFFERING

CHICAGO, March 10 /PRNewswire/ -- Sovereign Specialty Chemicals, Inc. today announced that it is proposing to issue $150 million in aggregate principal amount of senior subordinated notes due 2010 in a private placement to qualified institutional investors in accordance with Securities Exchange Commission Rule 144A and outside of the United States in accordance with Regulation S under the Securities Act of 1933. Sovereign expects the net proceeds of this offering will be used to refinance existing indebtedness.

The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Sovereign Specialty Chemicals, Inc. is a leading developer, marketer and distributor of high-performance specialty adhesives, sealants and coatings that are utilized in a variety of industrial and commercial applications. Statements in this press release may include certain forward-looking statements regarding Sovereign's future plans, sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.